UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2017

SEVCON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-9789	04-2985631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Northboro Road Southborough, MA	01772
(Address of principal executive offices)	(zip code)

(508) 281-5510

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2017, Sevcon, Inc., a Delaware corporation (“Sevcon” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BorgWarner Inc., a Delaware corporation (“BorgWarner” or “Parent”), and Parent’s wholly-owned subsidiary, Slade Merger Sub Inc., a Delaware corporation (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger, (i) each share of common stock, par value $0.10 per share of the Company issued and outstanding immediately prior to the effective time of the Merger (each, a “Common Share”) (other than (A) any Common Shares owned by Parent, Merger Sub or the Company, or by any subsidiary of Parent, Merger Sub or the Company, in each case except to the extent held by any such person on behalf of a third party and (B) any shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law) will be cancelled and converted into the right to receive cash in an amount, without interest, equal to $22.00, and (ii) if the Charter Amendment (as described below) becomes effective, each share of Series A Convertible Preferred Stock, par value $0.10 per share of the Company issued and outstanding immediately prior to the effective time of the Merger (each of which is convertible into three Common Shares) (each, a “Preferred Share”) (other than (A) any Preferred Shares owned by Parent, Merger Sub or the Company, or by any subsidiary of Parent, Merger Sub or the Company, in each case except to the extent held by any such person on behalf of a third party and (B) any shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Delaware law), will be cancelled and converted into the right to receive cash in an amount, without interest, equal to $66.00. Immediately prior to the effective time of the Merger, the board of directors of the Company intends to declare and pay a special dividend on the Preferred Shares representing the amount of the accrued and unpaid dividends on the Preferred Shares.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger by the holders of a majority of the outstanding Common Shares, (ii) the approval of an amendment to the Company’s amended and restated certificate of incorporation to provide that, at the effective time of the Merger, each holder of Preferred Shares will be entitled to receive the consideration provided for in the Merger Agreement for each Preferred Share owned by such holder (the “Charter Amendment”), by the holders of a majority of the outstanding Common Shares and a majority of the outstanding Preferred Shares, voting as separate classes, (ii) the receipt of the approval of the Austrian Federal Competition Authority, (iii) the receipt from each holder of outstanding warrants to purchase Common Shares of an agreement with the Company in a form attached to the Merger Agreement agreeing to cancel such warrants in exchange for an amount equal to the product of the per Common Share merger consideration ($22.00) and the number of shares issuable upon exercise of such warrants, less the aggregate exercise price for such warrants, (iv) no more than 10% of the Common Shares and Preferred Shares (on an as if converted to common stock basis) having exercised appraisal rights and (v) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), (b) each party’s compliance with its agreements and covenants contained in the Merger Agreement and (c) the absence of any law, ordinance, rule, regulation, order, judgment or decree being in effect that restrains or enjoins, or otherwise prohibits or makes illegal, the consummation of the Merger or the Charter Amendment.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent, and Merger Sub. The Company has agreed to operate its business in all material respects in the ordinary course of business consistent with past practice until the completion of the Merger. The Company has also agreed not to solicit, initiate or knowingly encourage, or knowingly induce or facilitate, proposals regarding alternative transactions and to certain restrictions on its ability to respond to any such proposals. Parent and Merger Sub have agreed to use reasonable best efforts to obtain approval of the proposed transactions under any applicable Antitrust Laws (as defined in the Merger Agreement), as more fully set forth in and subject to the terms and conditions of the Merger Agreement.

The Merger Agreement allows the Company to terminate the Merger Agreement prior to the approval of the Merger by the holders of Common Shares to enter into an agreement with respect to an unsolicited alternative acquisition proposal from a third party that the board of directors of the Company has determined is superior to the Merger (as described in further detail in the Merger Agreement, a “Superior Proposal”) and also includes other specified termination rights for both the Company and Parent. In certain circumstances, the Company has agreed to pay to Parent a termination fee in connection with the termination of the Merger Agreement. The Company must pay Parent the termination fee in the event that the Merger Agreement is terminated by Parent following a change of recommendation by the board of directors of the Company or if the Company terminates the Merger Agreement to enter into a Superior Proposal, in each case, as is described in further detail in the Merger Agreement. Under certain additional circumstances described in the Merger Agreement, the Company must also pay Parent the termination fee if the Merger Agreement is terminated and, within twelve months following such termination, (i) the Company enters into a definitive agreement for, or consummates, a transaction of the type described in the relevant provisions of the Merger Agreement, or (ii) the Company’s board of directors recommends to stockholders an alternative acquisition proposal for a transaction of the type described in the relevant provisions of the Merger Agreement and, subsequent to making such recommendation, consummates the proposal so recommended to Company stockholders. In addition, under certain circumstances described in the Merger Agreement, the Company must also pay Parent the expense reimbursement amount if the Merger Agreement is terminated. The termination fee is $1.6 million if it becomes payable in connection with a Superior Proposal on or prior to 11:59 p.m., Chicago Time, on August 31, 2017 (and in certain other limited circumstances described in the Merger Agreement), and, otherwise, the termination fee is $4.8 million. The expense reimbursement amount is $2.4 million.

The parties to the Merger Agreement are also entitled to an injunction or injunctions to prevent breaches of the Merger Agreement, and to enforce specifically the terms of the Merger Agreement.

In addition, concurrently with the execution of the Merger Agreement, Company stockholders Meson Capital LP, Meson Constructive Capital LP and Ryan J. Morris (which we refer to collectively as Meson Capital) and Bassi Holding S.r.l. entered into separate voting and support agreements with Parent, in which such stockholders agreed, on the terms and subject to the conditions set forth in the voting and support agreements, to vote all Company shares owned by them in favor of the adoption of the Merger Agreement and the Charter Amendment and the approval of the transactions contemplated by the Merger Agreement, including the Merger, and any other matter to be approved by the stockholders of the Company to facilitate such transactions, and not to vote in favor of any alternative transactions, and to be subject to the restrictions on the solicitation or initiation of other acquisition proposals and on engaging in discussions regarding such proposals as are applicable to the Company’s representatives pursuant to the Merger Agreement, and certain restrictions on the transfer of shares of our Common Shares or Preferred Shares. Also, each of our directors (other than Ryan J. Morris, who executed a voting and support agreement in his capacity as a principal of Meson Capital) and our director emeritus entered into separate support agreements with Parent, in which they agreed, on the terms and subject to the conditions set forth in the support agreements, to be subject to the restrictions on the solicitation or initiation of other acquisition proposals and on engaging in discussions regarding such proposals as are applicable to the Company’s representatives pursuant to the merger agreement, and certain restrictions on the transfer of our Common Shares or Preferred Shares. Each of the voting and support agreements and support agreements automatically terminates upon the termination of the Merger Agreement.

The board of directors of the Company unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions set forth therein, and the Charter Amendment, (ii) determined that the Merger Agreement, the Charter Amendment and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and (iii) adopted a resolution recommending that the Merger Agreement and the Charter Amendment be adopted by the stockholders of the Company in accordance with the provisions of the Delaware General Corporation Law.

The foregoing summary of the principal terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Merger Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The summary and the copy of the Merger Agreement are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company or Parent in its public reports filed with the SEC. In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the Merger Agreement. The Merger Agreement includes representations, warranties and covenants of the Company, Parent and Merger Sub made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement among the Company, Parent and Merger Sub and may be subject to important qualifications and limitations agreed to by the Company, Parent and Merger Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s or Parent’s SEC filings or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Item 8.01. Other Events.

On July 17, 2017, Sevcon issued a press release announcing the execution of the Merger Agreement and communications to employees, customers and suppliers. A copy of the press release is filed as Exhibit 99.1 hereto, a copy of the communication to employees is filed as Exhibit 99.2 hereto, and a copy of the communication to customers and suppliers is filed as Exhibit 99.3 hereto. Each is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among BorgWarner Inc., Sevcon, Inc., and Slade Merger Sub Inc. dated as of July 14, 2017*

99.1	Press Release dated July 17, 2017

99.2	Communication to employees dated July 17, 2017

99.3	Communication to customers and suppliers dated July 17, 2017

*	All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC.

Cautionary Statement Regarding Forward Looking Statements

This document includes “forward-looking statements” within the meaning of the securities laws. The words “will,” “expect,” “believe,” “future” and similar expressions are intended to identify information that is not historical in nature.

This document contains forward-looking statements relating to the proposed transaction between Sevcon and BorgWarner. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the competitive ability and position of BorgWarner following completion of the proposed transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or at all, including that the required approval by the shareholders of Sevcon may not be obtained; (2) there may be a material adverse change of Sevcon or the business of Sevcon may suffer as a result of uncertainty surrounding the transaction; (3) the transaction may involve unexpected costs, liabilities or delays; (4) legal proceedings may be initiated related to the transaction; (5) changes in economic conditions, political conditions, changes in federal or state laws or regulation may occur; and (6) other risk factors as detailed from time to time in Sevcon’s reports filed with the Securities and Exchange Commission (the “SEC”), including Sevcon’s Annual Report on Form 10-K for the year ended September 30, 2016 and subsequent Quarterly Reports on Form 10-Q which are available on the SEC’s web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

Neither Sevcon nor BorgWarner undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the proposed merger transaction, Sevcon intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Sevcon will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the proxy statement, as well as other filings containing information about Sevcon, free of charge, from the SEC’s web site (www.sec.gov). Investors may also obtain Sevcon’s SEC filings in connection with the transaction, free of charge, from Sevcon’s web site (www.sevcon.com) under the link “Investors” and then under the tab “SEC Filings,” or by directing a request to Sevcon, Matt Boyle, President and CEO.

Participants in the Merger Solicitation

The directors, executive officers and employees of Sevcon and other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Sevcon’s directors and executive officers is available in its definitive proxy statement for its 2017 annual meeting of stockholders filed with the SEC on January 11, 2017. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement when it becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sevcon, Inc.

Dated: July 17, 2017	By:	/s/ Matt Boyle
Matt Boyle
President and CEO

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among BorgWarner Inc., Sevcon, Inc., and Slade Merger Sub Inc. dated as of July 14, 2017*

99.1	Press Release dated July 17, 2017

99.2	Communication to employees dated July 17, 2017

99.3	Communication to customers and suppliers dated July 17, 2017

*	All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC.